EXHIBIT 99.1

H E I D R I C K  &  S T R U G G L E S

NEWS

HEIDRICK & STRUGGLES REPORTS 2004 FIRST QUARTER

FINANCIAL RESULTS

CHICAGO (April 30, 2004)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premiere executive search and leadership consulting firm, today announced its financial results for the 2004 first quarter.

2004 First Quarter Overview

•	Consolidated net revenue was $87.2 million, an increase of 13 percent from $77.3 million in the 2003 first quarter, and a sequential increase of 6 percent from $82.0 million in the 2003 fourth quarter.

•	Operating income was $5.1 million, compared to an operating loss of $4.9 million last year. Results in the 2003 first quarter include a $5.5 million pre-tax charge for unused office space.

•	Net income was $4.2 million, compared to a net loss of $6.7 million last year. Results in the 2003 first quarter include an expense of $3.1 million to adjust deferred tax assets.

•	Diluted earnings per share were $0.22, compared to a loss per share of $0.37 last year. Net income in 2004 includes the benefit of a lower tax rate, primarily from a full-deferred tax asset valuation allowance established in the 2003 fourth quarter.

Excluding the positive impact of exchange rate fluctuations of $5.1 million in the 2004 first quarter, net revenue increased by approximately 6 percent from the 2003 first quarter.

“We are pleased to report two consecutive quarters of solid revenue growth,” said Thomas J. Friel, Chairman and Chief Executive Officer of Heidrick & Struggles. “Our search consultants performed well in the quarter, capturing business driven by an improving worldwide economic environment. Overall, we are encouraged by our net revenue, earnings and cash flow performance this quarter, recognizing that substantial cash bonus payments are made in the first quarter. Our cash balance at quarter end was $97.3 million, $18.6 million higher than one year ago.”

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Consolidated salaries and employee benefits expense in the 2004 first quarter was $61.4 million, up 13 percent from $54.2 million in the comparable quarter last year. The expense increase was primarily the result of increased bonus accruals on a year-over-year basis.

Consolidated general and administrative expense decreased 8 percent to $20.7 million in the 2004 first quarter compared to $22.6 million in the 2003 first quarter. Expenses declined primarily due to lower infrastructure costs and control over discretionary spending.

During the 2004 first quarter, the Financial Services and Consumer practices reported the largest year-over-year net revenue increases, as continued economic improvement aided performance. In the 2004 first quarter, the number of confirmed executive searches increased 1 percent from the 2003 first quarter. As of March 31, 2004 the company employed 302 consultants, compared to 311 as of December 31, 2003, and 337 as of March 31, 2003.

Results by Segment

Net revenue in North America was $45.9 million, an increase of 10 percent from $41.8 million in the 2003 first quarter. The Financial Services and Consumer practices reported the most significant increases in the 2004 first quarter compared to the 2003 first quarter, while the Education/Nonprofit practice posted the most significant decline. Operating income for the region increased 64 percent in the quarter to $9.7 million from $5.9 million in last year’s first quarter. Higher net revenue and benefits from cost-reduction actions taken during 2003 contributed to the increase in operating income.

In Latin America, net revenue was $2.5 million, an increase of 11 percent from $2.3 million in the 2003 first quarter. The 2004 first quarter operating loss was $86,000, compared to an operating loss of $123,000 in the 2003 first quarter.

Net revenue in Europe was $32.1 million, an increase of 14 percent from $28.3 million in the 2003 first quarter. Excluding the positive impact of exchange rate fluctuations of $4.2 million, net revenue decreased by approximately 1 percent from the same quarter in 2003. Net revenue for the Financial Services and Industrial practices was strong in the 2004 first quarter compared to the 2003 first quarter, while the Technology practice reported the only decline. The region recorded operating income of $780,000 in the 2004 first quarter, compared to operating income of $565,000 in last year’s first quarter.

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In Asia Pacific, net revenue was $6.7 million, an increase of 35 percent from $5.0 million in the 2003 first quarter. Operating income was $1.1 million in the 2004 first quarter, compared to operating income of $439,000 in the same period of 2003.

Corporate expenses were essentially flat at $6.3 million in the 2004 first quarter, compared to $6.2 million last year, as the company’s discretionary spending continued to be carefully controlled.

Outlook

“The improved economic environment increases our confidence for the 2004 year,” said Friel. “We remain focused on improving revenue and annual operating margins, but expect the remainder of 2004 will include increased investments in programs critical to our long-term success, including selective recruiting, development of key accounts, targeted marketing, and training.”

For the 2004 year, the company continues to expect that net revenue will grow at a rate in the mid-single digits. This performance assumes that the worldwide economy will continue to strengthen. At that level of net revenue growth, the company would expect to generate operating margins in the 5 percent to 6 percent range. For the 2004 second quarter, net revenue is anticipated to be in the range of $88 million to $93 million. At those net revenue levels, the company expects that diluted earnings per share would range from $0.20 to $0.25. These results assume an estimated quarterly discreet effective tax rate of 25 percent (see below).

Our effective tax rate is impacted by country level results, which vary from period to period, and other influencing factors. In addition, a full valuation allowance for deferred tax assets was booked in the fourth quarter of 2003, which eliminates the need to record U.S. federal income tax expense for the near future. The company guidance for the 2004 first quarter’s diluted earnings per share was $0.05 to $0.15, which assumed a 41 percent tax rate. Using the 2004 first quarter actual effective tax rate of 18 percent, this guidance equates to a range of $0.07 to $0.21 per share.

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Webcast of Investor Call Available Today

The company will provide a real-time webcast of its investor call on Friday, April 30, 2004 at 9:00 a.m. Chicago Time to review its 2004 first quarter financial results. The call will last up to one hour and will feature remarks by Chairman and CEO Thomas J. Friel and Worldwide Controller Todd T. Welu. The webcast will be available online, along with any slides accompanying management’s remarks, at www.heidrick.com or through CCBN’s individual investor center at www.companyboardroom.com. Listeners should log on approximately ten minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; a weakening of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact

Eric Sodorff (media)

+1 312-496-1613 or esodorff@heidrick.com

Tami Kamarauskas (analysts)

+1 312-496-1640 or tkamarauskas@heidrick.com

Todd Welu (analysts)

+1 312-496-1637 or twelu@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$87,229	$77,311	$9,918	12.8%
Reimbursements	5,199	5,665	(466)

Total revenue	92,428	82,976	9,452

Operating expenses:
Salaries and employee benefits	61,369	54,150	7,219	13.3%
General and administrative expenses	20,747	22,562	(1,815)	(8.0)%
Reimbursed expenses	5,199	5,665	(466)
Restructuring charges (1)	—	5,500	(5,500)

Total operating expenses	87,315	87,877	(562)	(0.6)%

Operating income (loss)	5,113	(4,901)	10,014

Non-operating income (expense):
Interest income	364	492
Interest expense	(5)	(37)
Net realized and unrealized gains (losses) on equity and warrant portfolio (2)	(122)	227
Other, net	(189)	(822)

Net non-operating income (expense)	48	(140)

Income (loss) before income taxes	5,161	(5,041)

Provision for income taxes (3)	936	1,696

Net income (loss)	$4,225	$(6,737)

Basic earnings (loss) per common share	$0.23	$(0.37)
Basic weighted average common shares outstanding	18,489	18,157
Diluted earnings (loss) per common share	$0.22	$(0.37)
Diluted weighted average common shares outstanding	19,427	18,157

Salaries and employee benefits as a percentage of net revenue	70.4%	70.0%
General and administrative expense as a percentage of net revenue	23.8%	29.2%
Effective tax rate	18.1%	—

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended March 31,
	2004	2003	$ Change	% Change	2004 Margin *	2003 Margin *
Revenue:
North America	$45,897	$41,818	$4,079	9.8%
Latin America	2,537	2,278	259	11.4%
Europe	32,119	28,259	3,860	13.7%
Asia Pacific	6,676	4,956	1,720	34.7%

Revenue before reimbursements (net revenue)	87,229	77,311	9,918	12.8%
Reimbursements	5,199	5,665	(466)	(8.2)%

Total revenue	$92,428	$82,976	$9,452	11.4%

Operating Income (Loss):
North America	$9,664	$5,881	$3,783	64.3%	21.1%	14.1%
Latin America	(86)	(123)	37	30.1%
Europe	780	565	215	38.1%	2.4%	2.0%
Asia Pacific	1,051	439	612		15.7%	8.9%

Total regions	11,409	6,762	4,647	68.7%	13.1%	8.7%
Corporate	(6,296)	(6,163)	(133)	(2.2)%

Operating income before restructuring charges	5,113	599	4,514		5.9%	0.8%
Restructuring charges (1)	—	(5,500)	5,500

Operating income (loss)	$5,113	$(4,901)	$10,014

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$97,329	$119,289
Accounts receivable, net of allowance for doubtful accounts	56,675	46,847
Other receivables	3,013	3,191
Prepaid expenses	9,022	9,022

Total current assets	166,039	178,349

Property and equipment, net	32,330	33,466

Other non-current assets:
Assets designated for retirement and pension plans	28,614	28,751
Investments	2,897	2,842
Other non-current assets	3,864	4,226
Goodwill	48,610	48,627
Other intangible assets, net	7,546	7,771

Total other non-current assets	91,531	92,217

Total assets	$289,900	$304,032

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2004	December 31, 2003
Current liabilities:
Current maturities of long-term debt	$217	$568
Accounts payable	7,076	7,196
Accrued salaries and employee benefits	51,760	61,275
Other accrued liabilities	22,256	22,056
Current portion of accrued restructuring charges	14,676	18,090
Income taxes payable	1,172	4,349

Total current liabilities	97,157	113,534

Non-current liabilities:
Long-term debt, less current maturities	27	26
Retirement and pension plans	31,875	32,232
Non-current portion of accrued restructuring charges	25,402	27,698
Other non-current liabilities	4,767	4,729

Total non-current liabilities	62,071	64,685

Stockholders’ equity	130,672	125,813

Total liabilities and stockholders’ equity	$289,900	$304,032

Schedule Notes:

(1)	In fiscal 2001, the Company began the restructuring of its business to better align costs with expected net revenue levels. During 2001, 2002 and 2003 the Company recorded restructuring charges of $53.2 million, $48.5 million and $29.4 million, respectively.

Included in these restructuring charges are $5.5 million, recorded in the first quarter of 2003, to increase previously established accruals associated with unused office space to reflect the expectation that longer vacancy periods will result in costs that are higher than previously anticipated. By segment, the restructuring charges recorded in the first quarter of 2003 are $0.4 million in North America and $5.1 million in Europe.

(2)	The Company receives warrants for equity securities in its client companies, in addition to its cash fee, for services rendered on some searches. The warrants are recorded at fair value. Some of the warrants meet the definition of a derivative instrument under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its subsequent amendments. In accordance with SFAS No. 133, subsequent changes in the fair value of the derivative instruments are recorded in the Consolidated Statements of Operations rather than a component of accumulated other comprehensive income. Warrants which do not meet the definition of a derivative instrument are regularly reviewed for declines in fair value. Upon a value event such as an initial public offering or an acquisition, the equity securities arising from the exercise of the warrants are monetized, resulting in a realized gain, net of the consultants’ share of the gain and other costs.

(3)	Despite a pre-tax loss of $5.0 million during the first quarter of 2003, the Company recorded $1.7 million in income tax expense as a result of recording an adjustment of $3.1 million to reduce certain deferred tax assets related to the vesting of restricted stock units during the first quarter of 2003.

In the first quarter of 2004, the Company had pre-tax income of $5.2 million and recorded $0.9 million of income tax expense for certain of its foreign operations. The effective tax rate for the first quarter of 2004 was only 18% as there was no deferred income tax provision given the Company has a full valuation allowance for its net deferred tax assets.